<Page 1>

								EXHIBIT 21
			      LeCROY CORPORATION

			Subsidiaries of the Company


The following are the subsidiary companies of the Company as of August 1, 1997, all of which are 100% owned:

Name                                          Jurisdiction of Incorporation

LeCroy, S.A.                                  Switzerland

LeCroy, Ltd.                                  England

LeCroy, G.m.b.H.                              Germany

LeCroy, S.A.R.L.                              France

LeCroy, S.R.L.                                Italy

LeCroy Foreign Sales Corporation              U.S. Virgin Islands

LeCroy Japan Corporation, K.K.                Japan

LeCroy, Pty.                                  Australia

LeCroy Corporation                            Hong Kong